March 11, 2022

This letter has been drafted as of this date to set in stone modification of Section 4.2 (B) (Stock Purchase Warrants Escrow Release Schedule) of Business and Financial Consulting Agreement entered into between LifeQuest World Corp. (the "Company") and !vest Consulting GmbH (the "Consultant") on February 21, 2022.

Section 4.2 (B) Stock Purchase Warrants Escrow Release Schedule shall now read as follows:

The issued Stock Purchase Warrants held in escrow in the name of ICG will be released to ICG upon debt/equity capital raised by introductions made by ICG. The escrow release schedule is as follows:

i.	Tranche One: I Million (Swiss Francs; Euro or US Dollars) raised; 5 Million Stock Purchase Warrants released to JCG.

ii.	Tranche Two: Next 2 Million (Swiss Francs; Euro or US Dollars) raised; 3 Million Stock Purchase Warrants released to ICG.

iii.	Tranche Three: final 2 Million (Swiss Francs; Euro or US Dollars) raised; 4 Million Stock Purchase Warrants released to ICG.

IN WITNESS WHEREOF the parties have executed this Business and Financial Consulting Agreement in duplicate and in multiple counterparts, each of which shall have the force and effect of an original, on the date specified in the preamble of this Agreement.

COMPANY: LifeQuest World Corp.

Dated March 15, 2022

By: /s/ Max Khan

Max Khan

CEO

CONSULTANT: Invest Consulting GmbH

Dated March 15, 2022

By: /s/ Robert Kaufmann

Robert Kaufmann

CEO